UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 22, 2009

Commission File Number: 000-53461

AMICO GAMES CORP.
(Exact Name of Registrant as Specified in Charter)

NEVADA
(state or other jurisdiction of incorporation or organization)

246 Horsham Avenue,
North York, Ontario,
Canada, M2N 2A6
(Address of principal executive offices)

(888) 512-9124
Issuer’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.03 Amendments to Articles of Incorporation

On September 23, 2009 Amico Games Corp., formerly known as Destiny Minerals Inc. (the “Company”), filed Articles of Merger with the Nevada Secretary of State to effect a merger with its wholly owned subsidiary, Amico Games Corp., and assume the subsidiary’s name.  The subsidiary was incorporated entirely for the purpose of effecting this name change and the merger did not affect the Company’s Articles of Incorporation or corporate structure in any other way.

Additionally, on September 22, 2009, the Company filed a Certificate of Change with the Secretary of State of Nevada to effect a forward split of its issued, outstanding and authorized common shares.  The result of the forward split is that the number of the Company’s authorized common shares is increased to 600,000,000 with par value of $0.00001 and the number of the Company’s issued and outstanding common shares is increased, on the same basis, to 48,000,000 with par value of $0.00001.

While the name change and the forward split have been filed with the Nevada Secretary of State, the transactions have not yet been declared to be effective by FINRA, which must process them in order for them to be recognized on the market.  As such, neither the name change, nor the forward split of the Company’s common shares will effect the trading of the Company’s common shares on the OTC Bulletin Board until the transactions are processed by FINRA and a new stock symbol is issued.  Once the process completes, the Company will provide an update via a filing of a Current Report on Form 8-K.

Item 2.01 Disposition of Assets

On September 25, 2009 the Company allowed its claim to the Valreness property lapse without renewing it.  Based on limited exploration work on the property, the Company’s management made the decision that the property did not merit additional expenditures.

As such, the Company has decided to pursue possible mergers or acquisitions of operating, revenue generating private companies in the hopes of effecting a business combination.  At present, the Company is engaged in advanced negotiations for one such business combination and if these negotiations result in the signing of a definitive agreement, the Company will provide disclosure via a Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit 3.1	Certificate of Change filed with the Nevada Secretary of State on September 22, 2009

Exhibit 3.2	Articles of Merger filed with the Nevada Secretary of State on September 23, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 28, 2009	AMICO GAMES CORP.
(Registrant)

By: /s/ Emad Petro
Emad Petro
President and Chief Executive Officer, Director